Exhibit 99

14.       ASSIGNMENT OF LIMITED PARTNERS' INTERESTS IN THE PARTNERSHIP

(a)       No Limited Partner shall assign, transfer, encumber or otherwise dispose of all or any part of his Interest otherwise than in accordance with the provisions of this Section 14, and any such purported assignment, transfer, encumbrance or other disposition which is not authorized by this Section 14 shall not be effective for any purpose.

(b)       Subject to the provisions of Sections 14(e) and 14(f) hereof, any Limited Partner at any time and from time to time shall have the right to assign, transfer, encumber or otherwise dispose of all or any part of his Interest to, or in trust for the benefit of, any Person, but no such assignee shall be or become a substituted Limited Partner except in accordance with Sections 14(c) and 14(d) hereof. Any Limited Partner so assigning all or part of his Interest is hereinafter called the "Assigning Limited Partner".

(c)       The Corporate General Partner may (but need not), in its sole discretion, consent to the appointment of an assignee of transferee (whether such assignee or transferee has acquired his interest in the Partnership by virtue of a voluntary assignment pursuant to Section 14(b) hereof, an involuntary transfer or a transfer by operation of law) of an Interest (or a part thereof) of a Limited Partner as a substituted Limited Partner in the Partnership entitled to all the rights and benefits of the Assigning Limited Partner under this Agreement; but no such assignee or transferee shall be or become a Limited Partner unless and until such assignee or transferee satisfies all conditions of this Section 14 and unless and until the Corporate General Partner in writing designates and appoints such person as a substituted Limited Partner. Notwithstanding the time at which such conditions shall have been satisfied, any assignee of an Interest (or a part thereof) shall be recognized as a holder of Interests as of the first day of the fiscal quarter next succeeding the fiscal quarter in which such assignment occurs. The Partners hereby consent and agree to such designation and appointment of a substituted Limited Partner by the Corporate General Partner, and agree that the Corporate General Partner may, on behalf of each Partner and on behalf of the Partnership, cause the Certificate of Limited Partnership of this Partnership to be appropriately amended.

(d)       Each substituted Limited Partner, as a condition to his admission as a Limited Partner, shall execute and acknowledge (including swearing to) such instruments (including, without limitation, the power of attorney required by Section 16 hereof), in form and substance satisfactory to the Corporate General Partner, as the Corporate General Partner shall reasonably deem necessary or desirable to effectuate such admission and to confirm the agreement of the substituted Limited Partner to be bound by all the terms and provisions of this Agreement with respect to the Interest (or portion thereof) acquired. All reasonable expenses, including attorneys' fees, incurred by the Partnership in connection with the transfer and substitution shall be paid by such substituted Limited Partner.

(e)       Anything in this Section 14 or elsewhere in this Agreement to the contrary notwithstanding, no assignment, transfer, encumbrance or other disposition to a minor or incompetent of all or any part of any Limited Partner's Interest in the Partnership shall be made or shall be effective, and further, no assignment, transfer, encumbrance, or other disposition of all or any part of any Limited Partner's Interest shall be made or shall be effective if such assignment, transfer, encumbrance or other disposition would (in the opinion of the Partnership's legal counsel, which shall be conclusive for this purpose) result in the termination of the Partnership for purposes of the then applicable provisions of the United States Internal Revenue Code.

(f)       Anything in this Section 14 or elsewhere in this Agreement to the contrary notwithstanding, no assignment, transfer, encumbrance or other disposition of all or any part of any Limited Partner's Interest in the Partnership shall be made or shall be effective unless (i) prior to the consummation thereof, all assignees and transferees with respect thereto shall have made to the Partnership in writing all of the representations set out in Sections 12(a), 12(b) and 12(c) of this Agreement, (ii) the General Partners' grant their consent (which may be withheld in their sole discretion) to such assignment, transfer, encumbrance or other disposition and (iii) if required in the discretion of the General Partners, the Partnership is provided with an opinion of its legal counsel, or other legal counsel satisfactory to the Partnership's counsel, stating that such assignment, transfer, encumbrance or other disposition is exempt from the Securities Act of 1933 and is permissible under all other applicable Federal and state securities laws without registration or qualification of any security or any Person.

(g)       Each Assigning Limited Partner, substituted Limited Partner and each assignee of any Interest (or portion thereof) shall indemnify and hold harmless the Partnership, every General Partner, every partner, officer, director, employee or Affiliate of a General Partner and every other Limited Partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of or arising from any actual or alleged misrepresentation, misstatement of facts or omission to state facts made (or omitted to be made) by such Assigning Limited Partner, substituted Limited Partner or assignee of an Interest (or portion thereof) in connection with any assignment, transfer, encumbrance or other disposition of all or any part of any Interest in the Partnership, against expenses for which the Partnership or such other Person has not otherwise been reimbursed (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by it or him in connection with such action, suit or proceeding; provided, however, that the foregoing indemnification shall not be valid as to any Partner who supplied the information which gave rise to any actual material misrepresentation, misstatement of facts or omission to state facts.

(h)       In the event a vote of the Limited Partners shall be taken pursuant to this Agreement for any reason, a Limited Partner shall, solely for the purpose of determining the Interest held by him in weighing his vote, be deemed the holder of any Interest assigned in part by him in respect of which the assignee has not become a substituted Limited Partner. If the assignor of such Limited Partnership Interest has transferred his entire Interest, however, and the assignee of such Interest has not become a substituted Limited Partner pursuant to this Section 14, then neither the assignor of such Interest nor the assignee shall have any voting rights in the Partnership until such time as the assignee becomes a substituted Limited Partner.

(i)       In determining the ownership of any Interest for purposes of any distribution pursuant to Sections 11 or 13 hereof or allocation of profits or losses pursuant to Section 9 hereof, any such distribution shall be to the Person recognized as the holder of the Interest (or portion thereof) pursuant to Section 14(c) hereof as of the last day of the fiscal quarter with respect to which such distribution is made and any such allocation of profits or losses shall be made to the Person recognized as the holder of the Interest (or portion thereof) pursuant to Section 14(c) hereof as of the last day of the quarterly period in which the Partnership recognized such profits or losses for tax purposes.